EXHIBIT 2.1

                             Resignation of Director

I, Kevin Ericksteen, resign as Director of Wireless Billboards Technologies, there being no disagreements or conflicts with the company.

Dated: this 23rd day of July, 2003


/s/Kevin Ericksteen
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   Kevin Ericksteen